Exhibit 99.1

PRESS RELEASE

Contact Information:
Kite Realty Group Trust
Dan Sink, Chief Financial Officer
(317) 577-5609
dsink@kiterealty.com

KITE REALTY GROUP ANNOUNCES DANIEL R. SINK TO STEP DOWN AS CHIEF FINANCIAL OFFICER

INDIANAPOLIS, IN, April 23, 2018 -- Kite Realty Group Trust (NYSE:KRG) (the “Company”) announced today that Daniel R. Sink, Executive Vice President and Chief Financial Officer (“CFO”), will be leaving the Company when his employment agreement expires on June 30, 2018. Mr. Sink has served in his current role since the Company’s initial public offering in 2004, and he will be assisting with the transition until his contract expires.

“Dan has been a great colleague and friend over the last 20-plus years,” said John Kite, Chief Executive Officer. “We have been through a lot together, and I have really enjoyed working with him. I look forward to seeing what Dan does next in life, and I have no doubt that he will continue to succeed and play an important role in whatever he does.”

Mr. Sink stated that he plans to pursue other personal and professional interests. “I am honored to have had the chance to work with John, his dad - Al - and all of the other Kite teammates who have made such great contributions over the years. I appreciate the opportunities that they gave to me, and I will always look back fondly at my years here at Kite.”

The Company is in the process of searching for a new CFO. Mr. Sink has confirmed that his decision to leave is not due to any disagreements with the Company with respect to any matter, including but not limited to any accounting-related policy or matter.

About Kite Realty Group Trust
Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust (REIT) engaged primarily in the ownership and operation, acquisition, development and redevelopment of high-quality neighborhood and community shopping centers in select markets in the United States. As of December 31, 2017, we owned interests in 117 operating and redevelopment properties totaling approximately 23.3 million square feet and two development projects currently under construction.

Our strategy is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our redevelopment and development portfolio, and identify additional opportunities to acquire or dispose of properties to further strengthen the Company. New investments are focused in the shopping center sector primarily in markets where we believe we can leverage our existing infrastructure and relationships to generate attractive risk-adjusted returns or otherwise in desirable trade areas. Dispositions are generally designed to increase the quality of our portfolio and to strengthen the Company’s balance sheet. For more information, please visit the Company’s website at www.kiterealty.com.

Safe Harbor
Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources and inflationary trends or outlook; financing risks, including the availability of, and costs associated with, sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; the impact of online retail competition and the perception that such competition has on the value of shopping center assets; risks related to the geographical concentration of the Company’s properties in Florida, Indiana and Texas; insurance costs and coverage; risks associated with cybersecurity attacks and the loss of confidential information and other business interruptions; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the SEC, specifically the section titled “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.